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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              INITIAL SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                                   Dial Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    25247D101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check here if a fee is being paid with this statement: (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                 PAGE 1 OF 6 PAGES


---------------------------------------                                         --------------------------------------
CUSIP No.   25247D101                                    13G                    Page  2  of  6  Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660

--------- ---------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ---------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ---------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-


                   -------- ---------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiaries, Independence Investment Associates, Inc. and
          John Hancock Advisers, Inc.


--------- ---------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ---------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ---------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 2 OF 6 PAGES




---------------------------------------                                         --------------------------------------
CUSIP No.   25247D101                                    13G                    Page 3  of  6 Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223

--------- ---------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of               5,325,000:  4,987,800 through its direct, wholly-owned subsidiary, Independence Investment
     Shares                 Associates, Inc. and 337,200 through its indirect, wholly-owned subsidiary, John Hancock
                            Advisers, Inc.

                   -------- ---------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ---------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person                 5,325,000:  4,987,800 through its direct, wholly-owned subsidiary, Independence Investment
      With                  Associates, Inc. and 337,200 through its indirect, wholly-owned subsidiary, John Hancock
                            Advisers, Inc.


                   -------- ---------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,325,000: 4,987,800 through its direct, wholly-owned subsidiary, Independence Investment Associates, Inc. and 337,200 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

--------- ---------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%: 4.9% through its direct,  wholly-owned subsidiary,  Independence
          Investment Associates, Inc. and .3% through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


--------- ---------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ---------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 3 OF 6 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.


     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Dial Corp.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      15501 North Dial Blvd.
                      1850 North Central Avenue
                      Scottsdale, AZ  85260-1619

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO") and JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      25247D101

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


                      JHMLICO:   (c) (X) Insurance Company as defined in ss.3(a)
                                         (19) of the Act.

                                 (e) (X) Investment  Adviser  registered
                                         under   ss.203  of  the   Investment
                                         Advisers Act of 1940.

                                 (g) (X) Parent Holding Company, in accordance
                                         with ss.240.13d-1(b)(ii)(G).


                      JHSI:      (g) (X) Parent Holding Company, in accordance
                                         with ss.240.13d-1(b)(ii)(G).



                                                 PAGE 4 OF 6 PAGES

Item 4   Ownership:

                      (a) Amount Beneficially Owned: Independence Investment Associates, Inc. ("IIA"), an Investment Adviser registered under ss. 203 of the Investment Advisers Act of 1940 and the direct, wholly-owned subsidiary of JHSI and the indirect, wholly-owned subsidiary of JHMLICO, has beneficial ownership of 4,987,800 shares of Common Stock in various advisory accounts. Through their parent-subsidiary relationship to IIA, JHMLICO and JHSI have indirect beneficial ownership of the IIA shares.

                             In addition to the shares held by IIA, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under ss. 203 of the Investment Advisers Act of 1940 and the indirect, wholly-owned subsidiary of JHSI and JHMLICO, has beneficial ownership of 337,200 shares of Common Stock held in various Investment Companies registered under ss. 8 of the Investment Company Act.

                      (b)    Percent of Class:
                             JHSI -     5.2%
                             IIA -      4.9%
                             JHA -        .3%

                      (c) (i) sole power to vote or to direct the vote:  IIA has sole power to vote or to direct the vote of 4,987,800 shares of Common Stock. JHA has sole power to vote or direct the vote of 337,200 shares of Common Stock.

                          (ii)  shared power to vote or to direct the vote:  -0-

                          (iii) sole power to dispose or to direct the disposition of: IIA has sole power to dispose  or to  direct  the  disposition  of
                                 4,987,800  shares of Common  Stock.  JHA has
                                 sole   power  to   dispose   or  direct  the
                                 disposition of its 337,200 shares.

                          (iv)  shared power to dispose or to direct the
                                disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4 above.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                                 PAGE 5 OF 6 PAGES

                                                     SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    John Hancock Mutual Life Insurance Company

                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: February 10, 1998            Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.

                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: February 10, 1998            Title:   Treasurer

EXHIBIT A
                                              JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company and John Hancock Subsidiaries, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Dial Corp. is filed on behalf of each of them.

                                    John Hancock Mutual Life Insurance Company

                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: February 10, 1998            Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.

                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: February 10, 1998            Title:   Treasurer


                                                 PAGE 6 OF 6 PAGES